EX-3.3  CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION

                           CERTIFICATE OF AMENDMENT TO
                            ARTICLES OF INCORPORATION
                          FOR NEVADA PROFIT CORPORATION
          (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation: Everlert, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

Article 4: The aggregate number of shares which the corporation shall have the authority to issue shall consist of 800,000,000 shares of Common Stock having a $.001 par value. The Common Stock of the Company may be issued from time to time without prior approval by the stockholders. The Common Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors. The Board of Directors may issue such shares of Common Stock and/or Preferred Stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations, or restrictions thereof as shall be stated in the resolution or resolutions.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 16,416,691*

4. Officer Signature (Required)


/s/ James H. Alexander
----------------------
James H. Alexander, President

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.